Exhibit 99.1

ENOVA ANNOUNCES NEW $400 MILLION SHARE REPURCHASE PROGRAM

CHICAGO, November 12, 2025 /PRNewswire/ -- Enova International (NYSE: ENVA), a leading financial services company powered by machine learning and world-class analytics, today announced that its Board of Directors has authorized a new share repurchase program totaling $400 million that expires June 30, 2027. Enova’s existing $300 million repurchase program that would have expired on December 31, 2025 will terminate and be replaced by this new program.

"The Board’s authorization of a new $400 million share repurchase program, the largest in our company's history, reinforces our conviction in the strength of our business model, our long-term growth prospects and our track record of consistent performance,” said Steve Cunningham, Enova's CFO. “Our balance sheet and liquidity position remain strong and give us the financial flexibility to deliver on our commitment to drive long-term shareholder value through both continued investments in our business and share repurchases.”

Repurchases will be made in accordance with applicable securities laws from time to time in the open market, through privately negotiated transactions or otherwise. The share repurchase program does not obligate the Company to purchase any shares of its common stock. The authorization for the share repurchase program may be terminated, increased or decreased by the Company’s Board of Directors in its discretion at any time.

About Enova

Enova International (NYSE: ENVA) is a leading online financial services company that serves small businesses and consumers who are underserved by traditional banks. For over 20 years, Enova has provided over $65 billion in loans and financing to more than 13 million customers by offering a suite of market-leading products powered by the company's world-class analytics, machine learning algorithms and proprietary technology. You can learn more about the company and its portfolio of business at www.enova.com.

Cautionary Statement Concerning Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the business, financial condition and prospects of Enova. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of Enova's senior management with respect to the business, financial condition and prospects of Enova as of the date of this release and are not guarantees of future performance. The actual results of Enova could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties applicable to Enova's business, including, without limitation, those risks and uncertainties indicated in Enova's filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports on Forms 8-K. These risks and uncertainties are beyond the ability of Enova to control, and, in many cases, Enova cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, the words "believes," "estimates," "plans," "expects," "anticipates" and similar expressions or variations as they relate to Enova or its management are intended to identify forward-looking statements. Enova cautions you not to put undue reliance on these statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.

SOURCE Enova International, Inc.

For further information:

Public Relations Contact:

Erin Yeager

Email: media@enova.com

Investor Relations Contact:

Lindsay Savarese

Office: 1-212-331-8417

Email: IR@enova.com